Kearny Financial Corp.
                             ----------------------
                                614 Kearny Avenue
                            Kearny, New Jersey 07032
                                 (201) 991-4100




Via Facsimile (202) 942-9530 and Edgar
--------------------------------------

November 10, 2004

United States Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C.  20549

         Re:      Kearny Financial Corp.
                  Registration Statement on Form S-1
                  File No. 333-118815

Dear Sir or Madam:

         Pursuant to Rule 461 of Regulation C of the Rules and Regulations of the Securities and Exchange Commission promulgated under the Securities Act of 1933, as amended, we hereby request the above-referenced Registration Statement be declared effective on Friday, November 12, 2004.



                                                     Kearny Financial Corp.


                                                By:  /s/Albert E. Gossweiler
                                                     ---------------------------
                                                     Albert E. Gossweiler
                                                     Senior Vice President and
                                                     Chief Financial Officer




cc:  Tiffany A. Hasselman, Esq.
       Malizia Spidi & Fisch, PC